EXHIBIT 21

Subsidiary of NewAlliance Bancshares, Inc.

1. The New Haven Savings Bank, upon its conversion from mutual to stock form, will be a Connecticut-chartered capital stock savings bank and a wholly-owned subsidiary of NewAlliance Bancshares, Inc.